Exhibit 10.4

                             EMPLOYMENT AGREEMENT

      AGREEMENT, dated as of June 1, 1997 between TSR, INC., having its principal office at 400 Oser Avenue, Hauppauge, New York 11788 (the "Company"), and JOSEPH F. HUGHES, residing at 1278 Ridge Road, Laurel Hollow, New York 11791 ("Hughes").

      WHEREAS, Hughes has been employed as the Company's Chief Executive Officer since inception of the Company and has been a key factor in its growth and development; and

      WHEREAS, the Company's Board of Directors desires to encourage, emphasis during the intermediate term of the continued building of the fundamental businesses, acquisitions of new businesses all for the purposes of improving operating results.

      WHEREAS, The Company's Board of Directors has determined that it would be advantageous for the Company to implement its current philosophy for the Company through the leadership of Hughes; and

      WHEREAS, the Board of Directors deems it in the best interest of the Company in furtherance of the foregoing to insure to the extent possible, the continued employment and availability of Hughes and Hughes is willing to continue his employment with the Company pursuant to the terms and conditions herein:

      NOW, THEREFORE, the parties agree as follows:

      1. The Company employs Hughes as President Chief Executive Officer of the Company to perform such duties consistent with such position and such other related duties as may be assigned to him from time to time by the Company's Board of Directors. Hughes shall be employed at the Company's executive offices, primarily in the metropolitan New York area.


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      2. During the term of this Agreement, Hughes shall devote his best efforts, knowledge and skill and shall devote all of his working time and attention to the performance of his duties hereunder.

      3. Except in the case of earlier termination as herein specifically provided, the term of this Agreement (the "Term") shall commence as of June 1, 1997 and terminate on May 31, 2002.

      4. (a) As compensation for all services to be rendered by Hughes in all capacities hereunder, including services as an officer and director of the Company or any of its subsidiaries, the Company will pay or cause to be paid to Hughes during the Term (i) a base salary (the "Base Salary") of $375,000 as adjusted pursuant to Section 4(b), payable in equal monthly or more frequent installments, as the Company shall determine:

          (b) The Base Salary shall be adjusted at the beginning of each Fiscal Year following the Fiscal Year ending May 31, 1998, by adding thereto an amount equal to the Incremental Percentage (as defined and determined below) multiplied by the Base Salary, as previously adjusted, as in effect for the Fiscal Year just ended. If the Consumer Price Index ("CPI") shall increase by 8% or more above the CPI from the beginning of the Fiscal Year just ended until the end of such Fiscal Year, the "Incremental Percentage" shall be 8%. If the increase in such CPI shall be less than 8%, then the Incremental Percentage shall be equal to such percentage increase, but in no event shall the Incremental Percentage be less than 3%. As used herein, the CPI for any Fiscal Year end shall be equal to the "Consumer Price Index -- All Items" for the United States as issued by the Bureau of Labor Statistics of the Department of Labor, or any index which replaces the CPI, if no index is published for the beginning of such Fiscal Year, the first date preceding such date for which such index is published.


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          (c) In addition to the compensation set forth in (a) and (b) Hughes shall be entitled to a discretionary bonus as such may be awarded to him by the Board of Directors. The Board of Directors shall on account of each Fiscal Year commencing with the Fiscal Year ending May 31, 1998 consider the granting of such bonus prior to 90 days following the expiration of such Fiscal Year. In considering the grant of the discretionary bonus, the Board of Directors shall consider among other things the performance of the Company during the Fiscal Year and the extent to which Company objectives were achieved. Notwithstanding the foregoing, should the Company earn Pre-Tax Profits during any Term Year in excess of $1,000,000 or more, then the minimum discretionary bonus which Hughes shall be entitled to receive is an amount equal to 7.5% of such Pre-Tax Profits. In the event such Pre-Tax Profits is less than $1,000,000, the maximum amount of discretionary bonus which Hughes shall be entitled to receive shall be limited to $50,000. For purposes of this provision, Pre-Tax Profits shall mean the Company's profits as reported during the fiscal successive year ending May 31, 1997, as determined in accordance with generally accepted accounting principles. There shall be adjustments made to Pre-Tax Profits for the amount of any extraordinary items of income or loss attributable to such Fiscal Year.

      5. Hughes shall be entitled to reimbursement for expenses, provided that such expenses are reasonable and are incurred in connection with the performance of his duties hereunder. Such expense reimbursement shall be in accordance with and subject to the expense reimbursement policies and procedures applicable to senior executives, as in effect from time to time during the Term of this Agreement. In addition, Hughes shall be entitled to all benefits and perquisites generally available during the Term to the Company's senior executive officers as well as those benefits and perquisites which he has been receiving prior to the date of this Agreement. Such


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perquisites shall include membership in a country club and use of a Company owned or leased automobile.

      6. During each full Fiscal Year of Hughes' employment hereunder, he shall be entitled to four weeks of vacation time, which to the extent not taken, shall be non-cumulative and non-compensatory.

      7. In the event of Hughes' death during the Term, this Agreement shall terminate immediately, and Hughes' legal representatives shall be entitled to receive from the Company in one lump sum an amount equal to his then Fiscal Year rate of compensation for an additional period equal to one year. In addition, within 120 days following completion of the Fiscal Year, Hughes' legal representatives shall also be entitled to receive a prorata portion of the discretionary bonus for which Hughes would have been entitled to at the end of the Fiscal Year had his death not occurred during such year.

      8. If, during the Term, Hughes is unable to perform his duties hereunder on account of illness, accident or other physical or mental incapacity, and such illness or other incapacity shall continue for a period of more than six months, the Company shall have the right, on fifteen days' written notice (given after such period) to Hughes, to terminate this Agreement. In such event, the Company shall be obligated to pay to Hughes his Basic Compensation at the annual rate prevailing at the time of such termination for an additional period equal to the difference between two years from the date which such disability commenced and the period during which Hughes was absent from work as a result of such disability through the date of termination. However, if, prior to the date specified in such notice, Hughes' illness or incapacity shall have terminated and he shall have taken up the performance of his duties hereunder, Hughes shall be entitled to


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resume his employment and receive the compensation payable hereunder as though such notice had not been given.

      9. During the Term, the Company shall maintain life insurance on Hughes' life in the amount of $500,000. The beneficiary will be designated by Hughes.

      10. During and after the Term, Hughes will not disclose to anyone (except to the extent reasonably necessary for Hughes to perform his duties hereunder) any "confidential information" as such term is hereinafter referred to concerning the business or affairs of the Company or of any of its affiliates or subsidiaries. "Confidential information" shall mean all information which Hughes may have acquired in the course of or as incident to his employment or prior dealings with the company or with any of its affiliates, including, without limitation, customer lists, business or trade secrets of, or methods of techniques used by, the Company or any of its affiliates or subsidiaries in their respective businesses, or any information concerning the customers of any of them. For purposes of this section, confidential information shall not include information which (i) was known to the public prior to the date of communication thereof by Hughes, (ii) becomes known to the public thereafter other than through communications by Hughes, or (iii) becomes known to Hughes subsequent to the date of his termination of employment with the Company.

      11. Hughes acknowledges that his services and responsibilities are of unique and particular significance to the Company and that his position with the Company will give him a close knowledge of the Company's and its affiliates' policies and trade secrets. Hughes further acknowledges that in the event the Company loses the services of Hughes, it could be subject to the loss of valuable business relationships which have been cultivated for the Company by


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Hughes. Hughes acknowledges that as a result of the loss of any of the foregoing, the Company would sustain substantial and irreparable damages. Therefore, in consideration of the foregoing, Hughes agrees that, in the event that there is a termination of this Agreement (including as a result of Hughes' breach), except where the termination is a result of a breach of this Agreement by the Company, he will not, during the unexpired portion of the original contemplated Term and for a period of two years after such period with respect to the restriction in sub-paragraph (ii) below, directly or indirectly, on behalf of himself or others:

      (i) engage in any business, engaged in by the Company during a period of 12 months prior to the termination of Hughes' employment with the Company which is competitive with any significant business engaged in by the Company, in any jurisdiction where the Company engaged or engages in such business. For purposes of determining whether any aspects of the Company's business is significant such business shall be deemed to be significant if during the 12 month period prior to the termination of Hughes' employment with the Company the Company either (i) recognized revenues equal to 2% of its aggregate revenue from such business recognized or (ii) Pre-Tax Profits equal to 5% of the Company's Pre-Tax Profits, during such period.

      (ii) call on for the purpose of soliciting, diverting or taking away from the Company or its affiliates, or employ, any person who is an employee of the Company or any of its affiliates or any person who was an employee of the Company or its affiliates during the period of Hughes' employment with the Company, except that this restriction shall not apply to any person who has not been employed by the Company for a period of one year prior to the date of such solicitation.

      12. Except as otherwise provided in this Agreement, the Company shall have the right to


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terminate this Agreement and Hughes' employment hereunder only for a Justifiable
Cause and Hughes shall have the right to terminate this Agreement and his employment hereunder only for Justifiable Cause. "Justifiable Cause" as it relates to a termination by the Company shall be limited to (i) a material breach by Hughes of any material provision of the Agreement, but only if after reasonable notice and only after such notice Hughes fails to cure such breach within a reasonable time or (ii) if such breach is not subject to cure, Hughes shall fail on an on-going basis to comply thereafter with the provisions of this Agreement with respect to which he was in such breach within a reasonable time period. In the event the Company terminates this Agreement other than for Justifiable Cause, or Hughes terminates this Agreement for Justifiable Cause, the damages to be awarded to Hughes shall be the value of all compensation and benefits including without limiting the generality of the foregoing, bonuses, options, incentive payments, benefits underother plans and programs or perquisites or fringes sponsored by the Company. Nothing contained herein shall restrict the Company from asserting such rights as it may have to assert defenses regarding the payment or in support of mitigation of damages.

      13. Hughes represents and warrants to the Company that he is not under any obligation of a contractual or other nature to any person, firm or corporation other than the Company which would be inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by him of his obligations hereunder.

      14. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

      15. Any notice referred to herein shall be sufficient if furnished in writing, and delivered in person or mailed by certified mail (return receipt requested) to the respective parties


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at his or its address set forth above or such other address as either party may from time to time designate in writing.

      16. Hughes' rights and interest hereunder may not be assigned, pledged or encumbered by him except with the written consent of the Company.

      17. This Agreement supersedes any and all prior written or oral agreements between the company and Hughes, and may not be amended or modified except by a writing signed by the party to be charged.

      18. This Agreement is executed and delivered in the State of New York and shall be construed and enforced in accordance with the laws and decisions of said State applicable to contract made and performed entirely within said State.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                          TSR, INC.


/s/ JOSEPH F HUGHES                       By: /s/ JAMES J. HILL
    ---------------------                     -----------------------------
    Joseph F. Hughes                              James J. Hill
                                                  Director


                                              /s/ JOHN H. HOCHULI, JR.
                                              -----------------------------
                                                  John H. Hochuli, Jr.,
                                                  Director


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